Exhibit 23.2

Consent of Independent Auditors

The Board of Directors
Webster Financial Corporation:

We consent to incorporation by reference in the Registration Statement on Form S-3 related to the registration of various classes of securities which may be offered by Webster Financial Corporation and/or Webster Capital Trust IV, Webster Capital Trust V, and/or Webster Capital Trust VI, of our report dated March 5, 2004, which report appears in the December 31, 2003 annual report on Form 10-K of Webster Financial Corporation, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the Prospectus.

Our report refers to the Company’s adoption in 2002 of changes in accounting for stock-based compensation awards and goodwill and other intangible assets.

/s/ KPMG LLP

Hartford, Connecticut
March 31, 2004